EXHIBIT 21

The subsidiaries of TCBY Enterprises, Inc. and their respective states of incorporation are as follows:

American Best Care, Inc.	Arkansas
Americana Foods General Partner, Inc.	Arkansas
Americana Foods Limited Partnership	Texas
CMI Property Holdings	Arkansas
FSL, Inc.	Nevada
Riverport Equipment and Distribution Company	Arkansas
TCBY International, Inc.	Arkansas
TCBY International Foreign Sales Corporation	Virgin Islands
TCBY of Texas, Inc.	Texas
TCBY Systems, Inc.	Arkansas
TCBY of Aruba, Inc.	Arkansas
TCBY of Mexico, Inc.	Arkansas
TCBY of Saudi Arabia, Inc.	Arkansas
TCBY of Qatar, Inc.	Arkansas
TCBY United Kingdom, Inc.	Arkansas
TCBY of the Philippines, Inc.	Arkansas
TCBY of Israel, Inc.	Arkansas
TCBY of Portugal, Inc.	Arkansas
TCBY of The Netherlands, Inc.	Arkansas
Juice Works Development, Inc.	Arkansas
TCBY of Australia, Inc.	Arkansas
TCBY of Jordan, Inc.	Arkansas
TCBY of Turkey, Inc.	Arkansas
TCBY of Bolivia, Inc.	Arkansas
TCBY of Colombia, Inc.	Arkansas
TCBY of Ireland, Inc.	Arkansas
TCBY of South Africa, Inc.	Arkansas
For Future Use VIII, Inc.	Arkansas

Each of these subsidiaries does business under its respective corporate name. All of the outstanding capital stock of each subsidiary is owned by TCBY Enterprises, Inc. except Americana Foods Limited Partnership which is 99% owned by FSL, Inc. and 1% owned by Americana Foods General Partner, Inc.; FSL, Inc. is wholly owned by Americana Foods General Partner, Inc. TCBY International, Inc. is wholly owned by TCBY Systems, Inc.